UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

MSC.SOFTWARE CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by MSC.Software Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: MSC.Software Corporation

Commission File No.: 001-08722

July 10, 2009

Dear MSC Customer:

Recently, MSC announced that we entered into a merger agreement to be acquired by an affiliate of Symphony Technology Group (“Symphony”). Symphony is a private equity group that makes investments in or acquires technology companies where they see significant potential. It is Symphony’s mission to partner in helping to build great companies and in enabling growth through innovation, and Symphony is very pleased to have the opportunity to build upon the strong franchise that the MSC team has developed over its long history. The transaction is expected to close near the end of the third quarter 2009.

At closing, MSC will transform from a publicly traded company to a privately held company. This new ownership structure will streamline certain business processes that historically constrained MSC. MSC has a 45 year history of industry leading product innovation. MSC will continue investing in our product portfolio, continue to meet our contractual commitments, and we anticipate little impact on the MSC personnel with whom you work. We plan no changes to our current product direction or deliverables.

We greatly appreciate your support and patience as we work through this process. Please do not hesitate to contact me or any other member of our executive or sales team if you have any questions.

Additional information is available on our website at www.mscsoftware.com.

Sincerely,

Ashfaq Munshi

President and Chief Executive Officer

Important Information For Investors And Stockholders

MSC.Software Corporation will file a proxy statement with the SEC in connection with the proposed merger. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by MSC.Software Corporation are available free of charge by contacting Investor Relations by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

MSC.Software Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MSC.Software Corporation in connection with the merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be set forth the proxy statement described above. Additional information regarding these directors and executive officers is also included in MSC.Software Corporation’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from MSC.Software Corporation by contacting Investor Relations by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed merger, the management of the company and the company’s expectations, beliefs and intentions. All forward-looking statements included in this document are based on information available to MSC.Software Corporation on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither MSC.Software Corporation nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond MSC.Software Corporation’s control. These factors include: failure to obtain stockholder approval of the proposed merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. MSC undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to MSC.Software Corporation’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.